Exhibit 107

Calculation of Filing Fee Table

Form S-8

Registration Statement under the Securities Act of 1933

(Form Type)

First National Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.25 per share	Other	325,000	$16.47	$5,352,750	0.00011020	$590
Total Offering Amounts					$5,352,750		$590
Total Fee Offsets							--
Net Fee Due							$590

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers any additional shares of Common Stock of First National Corporation (the “Registrant”) that become issuable under the First National Corporation 2023 Stock Incentive Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low price per share of the Registrant’s Common Stock on June 20, 2023, as reported on The Nasdaq Capital Market.

Table 2: Fee Offset Claims and Sources

N/A